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Exhibit 3.92

                        FIFTH AMENDMENT TO THE BYLAWS OF

                INTEGRATED SPECIALISTS MANAGEMENT SERVICES, INC.

Chapter 5, Section 501, entitled "Transfer of Shares and Right of First
Refusal" is amended by deleting the same in its entirety and substituting in lieu thereof:
"501. Transfer of Shares and Right of First Refusal.
A share in the corporation is transferable subject to a right of first refusal in the corporation, as follows. Any shareholder intending to sell his or her shares in the corporation shall first give the corporation written notice of intent to sell, stating the identity of the proposed purchaser, the consideration to be paid and the payment term or terms. Corporation shall have forty-five (45) days from receipt of the written notice to either exercise or decline to exercise its right of first refusal by written notice to the shareholder. If the corporation exercises its right of first refusal, it shall purchase and the shareholder shall sell his or her shares on the terms and conditions set forth in the shareholder's notice of intent to sell. If the corporation declines to exercise its right of first refusal or fails to respond in writing within the foregoing forty-five (45) day period, then the shareholder shall be free to sell his or her shares in the corporation, but only to the purchaser and on the terms stated in the shareholder's notice to the corporation of intent to sell. Written notices under this section shall be effective on receipt by the President or Secretary of the corporation or the shareholder, as the case may be, three (3) days after deposit in the United States Mail, postage paid, return receipt requested, addressed to the President or Secretary of the corporation or to the shareholder at his or her record address, as the case may be.

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This Section 501 does not apply to the transaction contemplated by that certain
Stock Purchase Agreement dated as June 12, 2001 among the corporation, Team Anesthesia, Inc. a Tennessee corporation, Team Health, Inc., a Tennessee corporation and the corporation's shareholders that elect to become a party to the agreement."

                            CERTIFICATE BY SECRETARY

I DO HEREBY CERTIFY AS FOLLOWS:

     That I am the duly elected, qualified and acting Secretary of Integrated Specialists Management Services, Inc., and that the foregoing Fifth Amendment to the Bylaws of Integrated Specialists Management Services, Inc., effective June 12, 2001, was approved by the Board of Directors on July 30, 2001.

                                        /s/ [Signature Illegible]
                                        -----------------------------------
                                        Secretary

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